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                                         FINANCIAL HIGHLIGHTS

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                             Dollars in thousands, except per share data

For the year:                       1996                1995                  Increase / (Decrease)
                                ____________        ____________        ________________________________
Net income                       $     681           $     533           $    148               27.8 %
Dividends on common stock              390                 389                  1                0.3
Averages shares outstanding        325,797             331,756

Per Common Share:

Net income                       $    2.09           $    1.61           $    .48               29.8 %
Dividends Declared                    1.20                1.17                .03                2.6
Book value at year-end               32.74               32.33                .41                1.3

At year-end:

Total assets                     $  81,445           $  83,698           $ (2,253)              (2.7)%
Deposits                            70,074              70,891               (817)              (1.2)
Net loans                           39,780              35,882              3,898               10.9
Investment and mortgage-backed
 securities available-for-sale      32,128              33,803             (1,675)              (5.0)
Shareholders' equity                10,667              10,760                (93)              (0.9)

Average for the year:

Total assets                     $  81,411           $  81,742           $   (331)              (0.4)%
Deposits                            69,743              70,085               (342)              (0.5)
Net loans                           37,715              36,131              1,584                4.4
Shareholders' equity                10,609              10,496                113                1.1

Performance ratios:

Return on average assets              0.84%               0.65%
Return on average equity              6.42%               5.08%
Average loans as a percent of
 average deposits                    54.07%              51.55%
Average shareholders' equity
 to average assets                   13.03%              12.84%

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